Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330-656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330-463-6815

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS FOR THE
THIRD QUARTER OF FISCAL 2004

•	Third quarter earnings of $0.54 per diluted share versus $0.40 per diluted share in the third quarter last year

•	Operating margins improve on a 4.2% same-store sales gain

•	Company lowers full year earnings per diluted share estimate to $1.70 to $1.80 due to lower sales expectations for fourth quarter

HUDSON, OH, November 17, 2003—Jo-Ann Stores, Inc. (NYSE: JAS) today announced net income for the third quarter totaled $12.0 million, or $0.54 per diluted share, compared with net income of $8.9 million, or $0.40 per diluted share in fiscal 2003. Prior year earnings per share have been restated for the increase in shares outstanding due to a share reclassification that was approved by shareholders on November 4, 2003.

Net sales for the third quarter increased 4.0% to $447.5 million from $430.1 million in last year’s third quarter. Same-store sales increased 4.2% in the third quarter compared to a 6.5% same-store sales increase for the same period in the prior year. Same-store sales for the quarter were aided by a non-comparable promotion during the month of August celebrating the Company’s 60th Anniversary.

Review of Operating Results

Operating profit for the third quarter was $24.1 million versus $21.4 million in the prior year’s third quarter. Operating profit in the current quarter includes a non-cash pre-tax charge for stock-based compensation expense of $1.5 million as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 and $0.5 million of costs associated with the Company’s share reclassification, as well as $1.7 million in incremental store pre-opening and closing costs.

Gross margins for the quarter increased as a percentage of sales to 48.1% from 45.9% in the third quarter of last year. The primary contributors to the improvement in gross margins were higher selling margin rates in all major product lines resulting from a less promotional pricing strategy as well as reduced levels of clearance activity, and continued improvement in store shrink rates.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, totaled $177.0 million for the quarter, or 39.6% of sales versus $165.7 million or 38.5% of sales last year. The increase was principally from higher advertising costs, primarily due to the promotion for the Company’s 60th Anniversary Sale, and higher distribution costs, due to changes in the management of seasonal merchandise distribution that involves the temporary storage of seasonal goods in order to replenish in-season. These increases were partially offset by positive expense leverage in store and corporate expenses.

Net sales for the 39 weeks ended November 1, 2003 increased 2.2% to $1.181 billion from $1.156 billion in the prior year. Same-store sales increased 3.1% for the 39-week period, versus a 9.0% same-store sales increase for the same period in the prior year.

Year-to-date operating profit was $36.4 million, compared with $51.7 million for the same period in the prior year. Operating profit year-to-date includes a total of $6.8 million in incremental costs associated with the Company’s share reclassification proposal, non-cash stock-based compensation expense and costs related to the repurchase of subordinated debt. In addition, the Company incurred $4.0 million year-to-date in incremental store pre-opening and closing costs due to increased real estate activity.

In the third quarter, the Company opened three superstores, one larger traditional store and converted two larger traditional stores to the superstore format. The Company closed 11 stores during the quarter.

Year-to-date, the Company has opened 12 superstores and converted four larger traditional stores to the superstore format, and opened three larger traditional stores. The Company has closed 32 stores year-to-date.

During the fourth quarter, the Company expects to open five stores, four of which will be superstores and one larger traditional store. Approximately 10 additional traditional stores are expected to close before year-end.

Fiscal 2004 Fourth Quarter and Full-Year Outlook

Despite the strength of the Company’s third quarter performance, which was aided by the 60th Anniversary sales promotion, the Company is lowering its guidance from earlier stated expectations for the fourth quarter and full fiscal year due to two changes in the business outlook:

•	First, expectations on same-store sales are being reduced to 2-3% in the fourth quarter. This compares to a 6.9% same-store sales performance in the prior year fourth quarter. Earlier guidance from the Company was predicated on same-store sales growth of 4% for the full fiscal year. Based on the fourth quarter same-store sales guidance provided today, full year same-store sales are expected to increase 2.5-3.0%.

•	Second, the level of improvement in selling gross margins in the fourth quarter has been reduced from earlier expectations.

These changes reflect the Company’s own experience with Fall and Halloween merchandise sales during the third quarter, as well as the moderation in same-store sales growth overall in the industry.

As a result of these changes, the Company has reduced its full year earnings estimate by $0.30 to $1.70 to $1.80 per share. Fourth quarter earnings are estimated to be $1.05 to $1.15 per share, versus last year’s fourth quarter performance of $1.15 per share after adjusting for the increased shares from the share reclassification.

Full year earnings estimates include a $0.16 per diluted share impact from the expensing of stock options, as well as the costs of debt repurchases and the share reclassification totaling $0.13 per diluted share.

Fiscal 2005 Outlook

Based on current trends, the Company is lowering its previously announced earnings improvement expectation of 10-12% for fiscal 2005. The Company now expects 8-10% earnings growth based on a same store sales growth assumption of 3%. This expectation translates into earnings per share of approximately $1.95 to $2.10 for fiscal 2005, on a base of $1.70 to $1.80 in earnings per share in fiscal 2004. The fiscal 2004 base requires adjustment for the costs of debt repurchases and the share reclassification in fiscal 2004 of $0.13 per diluted share.

Alan Rosskamm, chairman and chief executive officer commented, “I am pleased that we reached our Company goal in the third quarter, achieving improved gross margin rates that translated into increased profitability. The key drivers were less aggressive promotional pricing and less clearance activity than last year. Although we were pleased with August sales results, driven by our successful 60th Anniversary promotion, sales for the remainder of the third quarter did not meet our expectations.”

Mr. Rosskamm continued, “In light of industry trends and our less promotional stance, fourth quarter earnings are expected to be flat to slightly down to last year. We believe that our long-term strategy is intact and that 8-10% earnings growth in fiscal 2005 is achievable, as the 20 superstores we opened this year mature and we open 30 additional superstores next year.”

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until November 25, 2003. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #2932507.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 815 Jo-Ann Fabrics and Crafts traditional stores and 87 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	November 1,	November 2,	November 1,	November 2,
	2003	2002	2003	2002

(Dollars in millions, except per share data)

Net sales	$447.5	$430.1	$1,181.5	$1,156.2
Cost of sales	232.4	232.7	613.3	606.4

Gross margin	215.1	197.4	568.2	549.8
Selling, general and administrative expenses	177.0	165.7	488.2	466.1
Depreciation and amortization	9.6	9.1	27.8	27.0
Store pre-opening and closing costs	2.4	0.7	7.1	3.1
Stock based compensation expense	1.5	—	4.1	—
Debt repurchase and share reclassification expenses	0.5	0.5	4.6	1.9

Operating profit	24.1	21.4	36.4	51.7
Interest expense	4.7	7.1	13.9	20.1

Income before income taxes	19.4	14.3	22.5	31.6
Income tax provision	7.4	5.4	8.6	12.0

Net income	$12.0	$8.9	$13.9	$19.6

Net income per common share — basic	$0.55	$0.43	$0.65	$0.95

Net income per common share — diluted	$0.54	$0.40	$0.63	$0.91

Average shares and equivalents outstanding (millions)
Basic	21.7	20.9	21.5	20.6

Diluted	22.4	22.0	22.1	21.5

OTHER INFORMATION

Number of stores open at period end:
Traditional stores			815	870
Superstores			87	71

			902	941

Square footage at period end (000’s):
Traditional stores			11,685	12,456
Superstores			3,744	3,251

			15,429	15,707

Average square footage per store:
Traditional stores			14,300	14,300

Superstores			43,000	45,800

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JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)

	November 1,	November 2,	February 1,
	2003	2002	2003

(Dollars in millions)

Assets
Current assets:
Cash and cash equivalents	$21.2	$21.6	$63.2
Inventories	520.3	483.4	363.1
Deferred income taxes	28.9	31.2	28.2
Prepaid expenses and other current assets	23.0	15.2	17.2

Total current assets	593.4	551.4	471.7
Property, equipment and leasehold improvements, net	193.3	195.6	190.3
Goodwill, net	26.5	26.5	26.5
Other assets	9.5	17.0	16.0

Total assets	$822.7	$790.5	$704.5

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$155.9	$140.9	$129.9
Accrued expenses	65.5	80.4	75.9

Total current liabilities	221.4	221.3	205.8
Long-term debt	237.4	276.2	162.9
Deferred income taxes	37.5	23.7	37.2
Other long-term liabilities	9.9	8.9	9.2
Shareholders’ equity	316.5	260.4	289.4

Total liabilities and shareholders’ equity	$822.7	$790.5	$704.5